Best Western International, Inc. Bylaws

Article I

Definitions

The following words and terms shall, as used in these Bylaws, have the following meaning except where a different meaning is clearly indicated by context:

“Advisory Committees” has the meaning set forth in Article VI, Section 10 of these Bylaws.

“Affected Qualified Hotel” has the meaning set forth in Article II, Section 3(B)(3) of these Bylaws.

“Annual Dues” means the dues established by the Board pursuant to Article II, Section 6(B) of these Bylaws.

“Annual Meeting” means the annual meeting of the Members.

“Applicant” means any person or entity who is seeking new Membership, including a person seeking to renew a Membership that was previously cancelled or terminated.

“Articles of Incorporation” means the articles of incorporation of the Corporation as the same may be amended or restated from time to time.

“Best Western Property” means the Property designated in a Best Western Membership.

“Board” means the Board of Directors of the Corporation.

“Bylaws” means these bylaws, as the same may be amended or restated from time to time.

“Chairperson” has the meaning set forth in Article V, Section 2(A) of these Bylaws.

“Code” means the Code of Business Conduct and Ethics as set forth in Article VIII of these Bylaws.

“Condominium Property” means a Property comprised of prospective rental units (including time shares) owned separately by individual persons or entities, who may also own an undivided interest in common areas or common elements.

“Corporation” means Best Western International, Inc., an Arizona nonprofit corporation.

“Designated Accountant” means the certified public accountant(s) designated by the Board from time to time to receive voting data from the electronic or online voting system and to certify the results of votes cast by Members pursuant to Article III, Section 5 and Article IV, Section 4 of these Bylaws.

“Development Incentive” means an incentive of economic value offered by the Board and accepted by an Applicant, in exchange for which the Applicant becomes an Extended-Length Member with an Extended-Length Term of at least ten (10) years.

“Director” means a duly elected member of the Board.

EXHIBIT 3.2

“District” means one of the geographic areas created pursuant to Article IV, Section 2(A) of these Bylaws.

“District Meeting” means a meeting called by the Board pursuant to Article III, Section 8 of these Bylaws.

“Entrance Fees” means the fees established by the Board pursuant to Article II, Section 6(A) of these Bylaws. Entrance Fees may be comprised of evaluation fees, affiliation fees and any other fees determined by the Board from time to time.

“Extended–Length Member” means a Member that has executed a Membership Application with a term longer than four (4) years, but not longer than twenty (20) years. If an Extended-Length Member’s Membership is transferred during the Extended-Length Term pursuant to Article II, Section 7(B) or (C) of these Bylaws, the remainder of the Extended-Length Term will transfer with the transfer of the Membership. If the former Extended-Length Member received a Development Incentive, the former Extended-Length Member will remain jointly and severally liable together with the transferee for the repayment of a pro-rata amount of the Development Incentive and the payment of all fees, dues, and charges that become due during the remainder of the Extended-Length Term. The term “Member” and any other terms using the word “Member” or a derivation thereof include Extended-Length Members unless the context clearly requires otherwise.

“Extended-Length Term” means the length of the Membership of an Extended-Length Member, which is longer than four (4) years, but not longer than twenty (20) years. Prior to the following fiscal year, the Board shall establish the Extended-Length Term for new Members whose applications are approved by the Board in the following fiscal year. An Extended-Length Term begins on the first day the Member’s Property is activated on the Corporation’s reservations system and will end on the last day of the Corporation’s fiscal year during which the last-year anniversary of the activation occurs (e.g., for a fifteen (15) year Extended-Length Term, the last day of the Corporation’s fiscal year after the fifteenth (15th) anniversary of the activation date).

“Four-Year Member” means a Member that has a Membership Application with a Four-Year Term. If a Four-Year Member’s Membership is transferred during the Four-Year Term pursuant to Article II, Section 7(B) or (C) of these Bylaws, the remainder of the Four-Year Term will transfer with the transfer of the Membership. The term “Member” and any other terms using the word “Member” or a derivation thereof include Four- Year Members unless the context clearly requires otherwise.

“Four-Year Term” means the term of Membership of a Four-Year Member, which will begin on the first day the Member’s Best Western Property is activated on the Corporation’s reservation system and will end on the last day of the Corporation’s fiscal year during which the four (4) year anniversary of the activation occurs.

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“Governor” means a person appointed by a Director to act as a liaison for the Director in the Director’s District.

“Majority of the Board” means more than half of the total number of Directors authorized by Article IV, Section 1 of these Bylaws.

“Member” means a member of the Corporation admitted pursuant to Article II of these Bylaws whose Membership has not been cancelled or terminated.

“Member with Conditions” means a new Member whose Property has been activated on the Corporation’s reservation system subject to satisfying mutually agreed conditions after activation on the reservation system. Also, this means a Member whose Membership has been continued, rather than terminated after a hearing by the Board, subject to satisfying mutually agreed conditions. Members with Conditions are subject to termination without the right to a hearing or probation if they fail to complete the conditions as mutually agreed.

“Membership” means Members collectively of the Corporation or the state of being a Member of the Corporation.

“Membership Application” means the membership application and agreement in the form approved by the Board and submitted by an Applicant pursuant to Article II of these Bylaws.

“Member Market Area” has the meaning set forth in Article II, Section 3(B)(2) of these Bylaws.

“Monthly Fees” means the fees established by the Board pursuant to Article II, Section 6(C) of these Bylaws.

“Nonprofit Act” means the Arizona Nonprofit Corporation Act, as amended, or any successor statutes.

“Officer” means an officer of the Board or of the Corporation, as applicable, as described in Article V of these Bylaws.

“Property” means an establishment or building used, to be used, or under construction for use for accommodation of the traveling public, and shall include a “hotel,” “motor hotel,” “motel,” “motor inn” or “resort.”

“Property Room Revenue” means booked revenue from the rental, sale, use, or occupancy of guest rooms at the Property for whatever purpose, including cash and credit transactions, whether or not collected by the Property, and any proceeds from business interruption insurance. Property Room Revenue does not include taxes required by law, revenue from telephone services, movie rentals, vending machines, room service, or food and beverage sales.

“Qualified Hotel” has the meaning set forth in Article II, Section 3(B)(1) of these Bylaws.

“Regular Annual Meeting of the Board” means the regular meeting of the Board held pursuant to Article IV, Section 6(B) of these Bylaws.

“Regulatory Documents” means the Articles of Incorporation, these Bylaws, and the Rules and Regulations; and the Membership Application, guidelines, standards, resolutions and policies adopted by the Board from time to time (including brand identity, quality assurance, customer care, new construction, refurbishment and design manuals and policies); and documents defining terms or rights of Membership; as any of them may be amended from time to time.

“Rules and Regulations” means the code of rules which defines certain rights and obligations of the Members and is contained in the most current document entitled “Rules and Regulations,” which document may only be adopted, amended or repealed by the Members pursuant to Article III, Section 5 of these Bylaws.

“Transfer Application” means the form established by the Board from time to time to be used in connection with a request to transfer a Membership to another designated Property pursuant to Article II, Section 4 of these Bylaws.

“Vice-Chairperson” has the meaning set forth in Article V, Section 3 of these Bylaws.

“Voting Member” means a Member who meets the requirements of Article III, Section 4 of these Bylaws.

Article II

Membership

Section 1. Qualifications

(A) Membership is restricted to natural persons who either own a Property or Properties, are partners in a partnership owning or operating a Property or Properties, are lessees operating a Property or Properties, are officers of corporations owning and/or operating a Property or Properties or are managers designated by the owner or owners of a Property or Properties.

(B) A Membership shall apply to a single Best Western Property. Only one Membership shall be issued with respect to a Property.

(C) Any person may hold multiple Memberships, each such Membership associated with a separate Best Western Property, provided the person has an interest in each such Best Western Property as set forth in Article II, Section 1(A) of these Bylaws.

(D) Membership is further restricted to those persons whose Properties meet the standards established in the Regulatory Documents and the established customs and practices of the Corporation.

(E)	(1) An authorized representative of a Condominium Property may qualify for Membership, subject to meeting such terms and conditions as may be established by the Board.

(2) The Board shall have sole discretion to determine what Condominium Properties may be considered for Membership and shall set criteria and standards for Condominium Properties. The Board shall set policies establishing the terms and scope of the representative’s required authorization from the unit owners and the association of owners controlling common areas and elements in a Condominium Property.

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(3) The Regulatory Documents are intended to be applicable to Condominium Properties, including their units and common areas. However, the Board may waive compliance by Condominium Properties with any of the provisions of the Regulatory Documents which it determines not to be applicable or feasible.

(4) Condominium Properties may be associated with an existing Best Western Property. Such an association shall be subject to compliance with the provisions of Rule 500.45 of the Rules and Regulations pertaining generally to unit count increases or decreases to a Best Western Property.

(5) In the event an ambiguity or a conflict exists in the application of the provisions of this paragraph (E), the Board shall have the right to resolve the ambiguity or conflict in its sole and exclusive discretion.

Section 2. Membership

(A)	New Memberships

(1) Applications for Membership shall be made on the Membership Application.

(2) Applications for Membership shall be accompanied by payment in full of the appropriate Entrance Fee as established by the Board.

(3) Applicants shall be elected to Membership only upon the favorable vote of five Directors.

(4) The Board may not reduce, waive, or defer Entrance Fees, Monthly Fees, Annual Dues, or any other fees, dues, or assessments for Applicants. The exception to these limitations is the offering and acceptance of a Development Incentive.

(B)	Continuing Memberships

(1) A schedule of Annual Dues, and any amendments or revisions in the Rules and Regulations shall be mailed to each Member on or before the 1st day of September each year.

(2)	(a) A Member, other than a Four-Year Member during the Four-Year Term, and an Extended- Length Member during an Extended-Length Term, desiring to continue Membership for an additional year shall make payment in full of the Annual Dues as determined by the Board for the additional year, prior to the 15th day of September of the current Membership year.

(b) Both Four-Year Members and Extended- Length Members approved by the Board prior to January 1, 2018, are required to make payment in full of the Annual Dues as determined by the Board for the following year, prior to the 15th day of September of the current Membership year. Article II, Section 2(B)(2)(a) shall apply to a Four-Year Member and an Extended-Length Member approved by the Board prior to January 1, 2018 after the respective Four-Year Term or Extended-Length Term has expired.

(c) Extended-Length Members approved by the Board on and after January 1, 2018, are required to make payment in full of the Annual Dues as determined by the Board for the following year, prior to the 15th day of September of the current Membership year. Prior to the expiration of the term of an Extended-Length Member approved by the Board on and after January 1, 2018, the Membership may be renewed as detailed in the applicable Membership Agreement and paying Annual Dues by the 15th day of September of the last year of the expiring Extended-Length term.

(3) The Membership for each Member who has complied with the provisions of Article II, Section 2(B)(2) of the Bylaws, shall be continued automatically for the following year.

(4) The continuation of Membership when grounds exist for cancellation shall not be construed as a waiver of power to cancel the Membership at a subsequent time on the same or different grounds. Nor shall the continuation of Membership be construed as a waiver of the power to cancel the Membership should new grounds for cancellation arise during the continued Membership period.

(5) In the event a Member has not complied with the provisions of Article II, Section 2(B)(2) of the Bylaws, the Membership for the following year shall only be continued upon a vote of a Majority of the Board.

(C)	Notification of Applicants: Impact Studies: Certain Approval Procedures

(1)	(a) At least 30 days prior to the Board’s consideration of a Membership application, the Board shall give written notice of the application to Members within the following radius of the Applicant Property’s location:

Property Type	Primary Market	Secondary Market	Tertiary Market
Airport	3 Miles	10 Miles	25 Miles

Downtown, Urban	0.75 Miles	10 Miles	25 Miles

Highway	4.5 Miles	10 Miles Metropolitan; 25 Miles Rural	25 Miles

Resort	3 Miles	10 Miles Metropolitan; 25 Miles Rural	25 Miles

Suburban	4.5 Miles	10 Miles Metropolitan; 25 Miles Rural	25 Miles

Each Member entitled to notice shall have the right, within 7 days after the mailing of the notice of the Membership Application, to request that an impact analysis be made concerning the effect of the proposed Applicant’s operations on the relevant market.

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The impact study shall be conducted by an independent nationally recognized consulting firm familiar with and knowledgeable about the hospitality business, which shall not be affiliated with, in any respect, the Corporation or any of its Members. The impact study shall analyze the Applicant’s prospect for success, the demand for the Applicant’s services in the relevant market and the incremental impact on existing Members within the relevant market, and provide such other information as the Board may request it include. For this purpose, incremental impact means the occupancy and revenue losses (expressed as a percentage) projected to result from the operation of the Property covered by a Membership Application as a Best Western Property, less any occupancy and revenue losses projected to result to existing Members in the relevant market from operation of the Property covered by the Membership Application as a non-Best Western Property.

(b) The Board may consider a Membership Application upon the satisfaction of all impact study requirements.

(2) The Board shall not approve any Membership Application for Membership unless it has:

(a) Reviewed and analyzed any requested impact study; and

(b) Determined that granting the Membership Application for a Property will not materially impair the ability of existing Members to compete with Properties or other hospitality services operated by non-members in the relevant market.

(3) No Director shall have the right to participate in the consideration of a Membership Application if such Director has, directly or indirectly, a personal interest in the approval or denial of such Membership Application.

(D) The provisions of Article II, Section 2 shall apply to all Best Western Members regardless of sub-brand or product descriptors.

Section 3. Member Market Area Considerations

(A) A Membership Application for a Property located within the Member Market Area of a Qualified Hotel will not be accepted. An exception to this will apply only if the Voting Member responsible for each Affected Qualified Hotel advises the Board in writing that the Member has no objection to approval of the Membership Application.

(B) Definitions

(1) “Qualified Hotel” means a Best Western Property, which meets all of the following criteria:

(a) It is not currently and has not been 60 days past due on any of its Membership dues and fees or assessments twice within the last 12 months;

(b) Its most recent three quality assurance scores, or such lesser number of scores as are available if the Property has not yet received three quality assurance scores, average at least 50 points higher than the passing level as established by the Rules and Regulations; and

(c) The Member is not past due in meeting any conditions of Membership which, if past due, would constitute grounds for cancellation of Membership.

(2)	(a) “Member Market Area” means a circular area around a Qualified Hotel, whose radius is measured from the center of the main entrance of the lobby and is of a length determined from the following chart, based on the Qualified Hotel’s property type and applicable mid-sized hotel market category.

Property Type	Primary Market	Secondary Market	Tertiary Market
Airport	1 Mile	2 Miles	4 Miles

Intown, Downtown, Urban	0.25 Miles	1.25 Miles	3 Miles

Highway	1.5 Miles	3 Miles	5 Miles

Resort	1 Mile	2 Miles	4 Miles

Suburban	1.5 Miles	2.5 Miles	4 Miles

If a Membership is transferred to another designated Property in accordance with Article II, Section 4 of these Bylaws, the Member Market Area will be determined by the property type of the newly designated Property regardless of the Member Market Area of the previous Best Western Property.

The radius of a Member Market Area shall be measured by a global positioning system selected by the Board. Market category criteria will be as determined by Smith Travel Research or such other means as selected by the Board, subject to final approval by the Board. The Board, by an affirmative vote of five Directors, may adjust the Member Market Area radius for each property type and market category based upon an analysis of data from additional impact studies. Such adjustments of radii shall occur: (i) not more frequently than every five years; and (ii) only upon a prior favorable vote and recommendation of two-thirds (2/3) or more of the votes cast by Governors present at any Governors Conference.

(b) The Member Market Area radius may be altered by a Board policy that fairly and equitably accounts for obstacles or barriers (such as mountains, lakes and major airports) that materially affect the travel time or travel distance between a Member and an Applicant and thereby reduce the likelihood that the Applicant’s Property will have an incremental

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impact on the Member’s Property. The Board will consult with the Governors or the appropriate Member Advisory Committees before adopting the policy. This provision shall not affect the Member’s right to request an impact analysis in accordance with Article II, Section 2(C) of these Bylaws.

(3) “Affected Qualified Hotel” means a Qualified Hotel whose Member Market Area includes the location of a Property covered by a Membership Application.

(C) Notwithstanding this Section 3, if a Best Western branded hotel in a primary market cancels its Membership or its Membership is cancelled (“Cancelled Hotel”), Best Western may replace the Cancelled Hotel within the Cancelled Hotel’s Member Market Area subject to a policy adopted by the Board and the impact rights of all other Members.

(D) In addition to fees, dues and assessments provided in Article II, Section 6, the Board, by an affirmative vote of five Directors, shall establish fees to cover costs of administering Article II, Section 3. It is intended that this will be a self-funding program, not subject to the limitations stated in Article II, Section 6.

(E) Member Market Area radiuses are as detailed in the Article II, Section 3(B)(2)(a) chart, subject to the following and its Rules 1 through 7:

Best Western brands shall be placed in the following “buckets”:

The following rules shall apply to Membership Applications:

Rule 1: Brands in all of the colored buckets will have full MMA protection regarding hotel applications for brands in their same colored bucket. For example, a Best Western branded hotel will have its full MMA protection for a Best Western or SureStay application (both being in the “blue” band).

Rule 2: Brands in the blue and green buckets will have one-half (1/2) the MMA radius regarding hotel applications in “the other” color bucket. For example, a Best Western Plus hotel (in the “green” band) will have one half (1/2) the MMA radius regarding a Best Western application (which is in the “blue” band) and vice versa.

Rule 3: Brands in the blue and green buckets will not have MMA protection regarding hotel applications for brands in the “orange” and “red” buckets – but keep in mind that they retain full impact study rights as noted above.

Rule 4: Brands in the orange and red buckets do not have MMA protection against any hotel application in a different color bucket.

Rule 5: Best Western branded hotels (i) in a tertiary market; (ii) with a city population of less than 15,000; and (iii) fewer than five (5) hotels that are listed in Smith Travel Research (“STR”) in the city, will retain full MMA protection with regard to any hotel application.

Rule 6: If a Best Western branded hotel converts to a SureStay branded hotel, MMA does not apply to the change of brand.

Rule 7: Soft brand hotels (e.g., BW Signature Collection and BW Premier Collection) and SureStay brand hotels are not Best Western members and do not have MMA protection or impact rights regarding “membership” applications; but, Best Western member hotels have MMA protection as noted above (same color buckets) and all members have full impact study rights.

(F) In the event an ambiguity, conflict or inadequate data exists in the application of the provisions of this section, the Board shall have the right in its sole discretion to resolve the conflict or ambiguity or to select appropriate data.

Section 4. Transfer of Membership to Another Designated Property

(A) A Membership may be transferred to another designated Property upon such terms, conditions and requirements as may be established by the Board from time to time.

(B) A request to transfer a Membership shall be initiated by a fully completed Transfer Application.

(C) The following terms, conditions and requirements apply to a Transfer Application:

(1) A Transfer Application may be made for another designated Property only in areas where no Member has a right to request an impact study pursuant to Article II, Section 2(C) of these Bylaws or no such Member entitled to notice requests an impact study upon proper notification.

(2) Only one transfer will be permitted within a 10 year period.

(3) Transfers pursuant to this Article II, Section 4 shall not supersede the automatic termination provisions of Article II, Section 7 of these Bylaws as they may apply to the newly designated Property.

(4) The Property to which the Membership is being transferred must, in the opinion of the Board, provide improved representation for the Corporation in the same relevant market.

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In evaluating this requirement, the Board in its sole discretion may consider the proposed Property’s attributes such as, but not limited to: superior facilities to the existing Member Property, better location, stronger access to demand generators and increased visibility.

(D) The Board shall establish fees to be paid by Members applying for a transfer pursuant to this Article II, Section 4. Such fees may be changed by the Board from time to time, but cannot be waived. If there is a unit count change, all fees will be assessed on the basis of the unit count at the new Property, according to Board policy on unit count increases and decreases.

(E) In the event that an ambiguity exists in the application of the provisions of this section, the Board shall have the right to resolve the ambiguity in its sole and exclusive discretion.

Section 5. Duration of Membership

(A) Unless otherwise herein provided, and other than a Four-Year Member and an Extended-Length Member in their respective Four-Year Term or Extended-Length Term, Membership shall be for one year commencing on the first day of the fiscal year of the Corporation and ending on the last day of such fiscal year. A Four- Year Member’s Membership shall have as its duration a

Four-Year Term as defined in Article I, and an Extended- Length Member’s Membership shall have as its duration an Extended-Length Term as defined in Article I. All Memberships shall be continued as provided in Article II, Section 2(B)(2)(a), (b) and (c). All Memberships shall be subject to cancellation or termination as provided in Article II, Sections 7 and 8 of these Bylaws.

(B) (1) For applications approved by the Board prior to January 1, 2018. Any Member or contingently-approved Applicant may resign from the Corporation at any time; but, if the Member resigns or is terminated, all fees, dues, and charges for the remainder of the fiscal year (or for the remainder of the Four-Year Term in the case of a Four-Year Member, or for the remainder of the Extended-Length Term in the case of an Extended-

Length Member) become immediately due and payable. In addition, an Extended-Length Member shall pay to the Corporation a pro-rata amount of any Development Incentive received based upon the number of months remaining in the Extended-Length Term.

(2) For applications approved by the Board on and after January 1, 2018. Any Member or contingently-approved Applicant may resign from the Corporation at any time; but, if the Member resigns or is terminated, all fees, dues, and charges (to include liquidated damages) become immediately due and payable as detailed in the Membership Agreement. In addition, an Extended- Length Member shall pay to the Corporation a pro-rata amount of any Development Incentive received based upon the number of months remaining in the Extended- Length Term.

Section 6. Fees and Dues

(A) The Board shall establish Entrance Fees to be paid by Applicants. Such Entrance Fees may be changed by the Board from time to time, but cannot be waived.

The exception to this limitation is the offering and acceptance of a Development Incentive.

(B) The Board shall establish Annual Dues to be paid by Members eligible for continuing Memberships. Annual Dues shall be established by the Board during each fiscal year for the succeeding fiscal year.

(C) The Board shall establish Monthly Fees designed to cover the cost of providing services to Members. Monthly Fees for Members approved by the Board on or after January 1, 2018, shall be as determined by the Board annually, prior to the following fiscal year; however, if a Member has or Members collectively have a minimum of a fifty percent (50%) financial ownership interest in the Applicant Best Western Property at the time of the Board’s application approval, the Monthly Fees shall be three and one-half percent (3  1⁄2%) of Property Room Revenue. For the purpose of an Applicant being eligible for a Monthly Fee of three and one-half percent (3  1⁄2%) of Property Room Revenue, the Members or Members must have each and all been a Member as of July 1, 2016.

(D) Annual Dues, Monthly Fees, and assessments may be increased by the Board no more often than once in each fiscal year. No such annual increase shall exceed the lesser of (1) five percent (5%), or (2) the rate of inflation for the previous year, as measured by the United States Bureau of Labor Statistics Consumer Price Index (all items for all urban areas), unless a majority of all Members vote to approve a greater increase in accordance with Article III, Section 5 of these Bylaws. This Monthly Fee limitation shall not apply to Members that pay Monthly Fees as a percentage of Property Room Revenue.

(E) Notwithstanding the limitations of this Section 6, the Board shall have the authority to offer Development Incentives. If an Applicant accepts a Development Incentive, the Applicant shall agree to an Extended- Length Term of no less than ten (10) years and Monthly Fees as determined by the Board. Upon expiration of the Extended Length Term of an application approved by the Board on or after January 1, 2018, Monthly Fees for the renewal term shall be those as determined by the Board for Applications that will be approved the following fiscal year.

Section 7. Cancellation or Termination; Exemptions; Automatic Transfers

(A) Except as provided in Article II, Section 7(B) of these Bylaws, a Membership shall automatically terminate on the date of the occurrence of any one of the following events:

(1) The Best Western Property is leased or subleased;

(2) A lease of the Best Western Property terminates;

(3) If the Best Western Property is not leased, a change occurs of 50% or more of the equitable ownership of the Best Western Property within a 12-month period;

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(4) A change occurs of 50% or more of the equitable ownership of a leasehold interest within a 12-month period;

(5) If the Best Western Property is not leased,

a change occurs of 50% or more of the equitable ownership of the entity or entities owning the Best Western Property within a 12-month period;

(6) A change occurs of 50% or more of the equitable ownership of the entity or entities leasing the Best Western Property within a 12-month period.

(7) A term or condition is not met, after the Board, having provided the Member with an opportunity for a hearing, has found grounds exist for cancellation of the Membership and the Member has been granted a conditional extension in lieu of cancellation.

(8) A Member or Member with Conditions fails to maintain and provide proof of insurance coverage as required by the Rules and Regulations.

(9) A term or condition is not met by a Member whose Membership Application was approved by the Board with specific requirements and time frames for compliance prior to final approval of the Membership and has been advised that failure to meet any of these requirements will be grounds for automatic cancellation.

Except for the events specified in Paragraphs (A)(7), (8) and (9) of this Article II, Section 7, a Member may request an opportunity to be heard by submitting to the Board, in writing, at least 30 days prior to the effective date of the occurrence, the reasons, in specific detail, why the automatic termination provisions are inapplicable and the termination should not occur. The Board in its sole discretion may request the Member appear in person and provide oral testimony. The Board shall have sole discretion to determine whether an event of automatic termination will or has occurred.

For the events specified in Paragraphs (A)(7) and (A)(9) of this Article II, Section 7, the termination shall occur immediately, without notice or an opportunity to be heard. For the event specified in Paragraph (A)(8) of this Article II, Section 7, the termination shall occur automatically, without further notice or an opportunity to be heard unless the proof of insurance has been provided within 15 days after notice.

(B) The transactions listed below in this Article II, Section 7(B) are exempt from all provisions of these Bylaws which would otherwise limit transfer of Membership if all the conditions of this Section 7(B) are met. The transferee, within 30 days following the effective date of the change in equitable ownership or lessee interest, must complete and sign all forms then required by the Corporation, and pay to the Corporation all unpaid dues, fees, assessments, rentals and charges owed to the Corporation by the transferor which are not then paid by the transferor; and within such 30 days, or under such more liberal schedules as may be set by the Board, bring the Property to a condition which meets all Best Western standards, policies and requirements which would have been applicable to the transferor. The Board may establish reasonable fees to cover the Corporation’s reasonable costs of a transfer of Membership. Where a change in equitable ownership or lessee interest occurs in connection with one of the following transactions, the transferee’s rights and obligations as a Member shall be effective as of the date of the change in equitable ownership or lessee interest provided each of the requirements set forth herein is satisfied within the 30 days or other time set by the Board.

(1) Bona fide financing transactions not involving changes in actual control, such as mortgages, pledges and sale and leasebacks.

(2) Changes in the legal form of ownership, without an actual change in control, such as a transfer from individual owners to a corporation where the sole owners of the stock of the corporation are the former individual owners.

(3) A transfer of equitable ownership or lessee interest (including interests transferred in trust) to a parent, spouse, brother, sister, child, stepchild or grandchild of the transferor.

(4) A transfer to a bona fide lender secured by the Best Western Property occasioned by a bona fide default, such as a mortgage foreclosure, trustee’s sale, transfer in lieu of foreclosure or termination of the lease under a sale and leaseback.

(5) Changes in stock ownership of a corporation whose stock is publicly traded.

(6) Issuance of new stock in a corporation or new limited partnership interest in a limited partnership occurring prior to commencement of operation as a Best Western Property.

(C) The transactions described below in this Article II, Section 7(C) are exempt from all provisions of these Bylaws which would otherwise limit transfer of Membership:

Any change in ownership where at the time of change (a) the Member has had a passing Property inspection score for the past two regular inspections, or such greater score as approved by the vote of all Members pursuant to Article III of these Bylaws; (b) the Member has provided the Corporation with documentation satisfactory to the Corporation that, prior to the change in ownership, the Member provided the transferee copies of the then current design report and the last three Property inspection reports for the Best Western Property (or the last two if there have only been two inspections), and the transferee certified in writing that such reports were received; (c) the Best Western Property is in compliance with the current design program pursuant to Rule 500.21 of the Rules and Regulations; (d) the Member, who may be a Member with Conditions, is not past due in meeting any conditions of Membership, which, if past due, would constitute grounds for cancellation of Membership; and (e) the transferor is current with respect to all dues, fees and assessments, then in such instance, all requirements, including completion time frames, then applicable to the transferor shall be transferred to and

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assumed by the transferee without alteration. The Member shall give the Corporation at least 30 days advance written notice of the intended change in ownership. The Board may waive the notice requirement if it determines that the circumstances of the transfer do not or did not permit giving 30 days advance notice to the Corporation.

Where a change in ownership occurs, the transferee’s rights and obligations as a Member shall be effective as of the date of the change in equitable ownership or lessee interest provided each of the requirements set forth above was satisfied, and the transferee completes and signs all forms then required by the Corporation and pays all transfer fees within 20 days following the change or such more liberal schedule as may be set by the Board.

If the transferee’s Voting Member of a Property does not have relevant hotel management experience, the Property shall have a General Manager or Assistant General Manager with at least three (3) years’ experience as a General Manager or Assistant General Manager, or a management company or the first year after transfer.

(D) Unless already paid by the transferee, the transferor shall be liable for all sums due to the Corporation, including dues and charges, occurring after a transfer, until 30 days after the member services department of the Corporation is notified in writing by certified mail, return receipt requested, of the transfer. This provision shall not apply to liability associated with Membership transfers occurring prior to the expiration of an Extended-LengthTerm.

(E) In the event that an ambiguity exists in the application of the provisions of this section, the Board shall have the right to resolve the ambiguity in its sole and exclusive discretion.

Section 8. Cancellation of Memberships By Board Action

(A) The Board shall have the right to cancel any Membership under one or more of the following conditions. Failure of the Board to effect cancellation when grounds therefore exist shall not be construed as a waiver of a power to cancel Membership at a subsequent time on the same or different grounds:

(1) Failure to pay dues or other fees, rentals, charges or assessments within the time set by these Bylaws or by the Corporation.

(2) Failure to comply with the terms and conditions or to meet the standards as set forth in the Regulatory Documents.

(3) Failure to operate, manage or maintain the Best Western Property in such a way as to effect credit to the Corporation and the Members.

(B) No Membership shall be cancelled under Paragraph (A) of this Article II, Section 8, except by a vote of a Majority of the Board.

(C) Prior to cancellation of a Membership pursuant to this Article II, Section 8, the Corporation shall notify the Member, by using a traceable, expedited courier service, that the Board is considering cancellation of the Membership. Within 15 days after mailing such notification, the Member may demand, by written notice, mailed by certified mail, return receipt requested, to the membership services department of the Corporation, that a hearing be held to permit the Member to show cause why the Membership should not be cancelled. If such a request is timely made, the Board shall cause a hearing to be held and notice of the place, date and time of such hearing shall be mailed to the Member by using a traceable, expedited courier service, at least 15 days before the date set for the hearing. If a hearing is not timely requested, the Board may cancel the Membership as provided in sub-Section (B) of this Article II, Section 8. The Member shall be advised of the decision of the Board in writing.

(D) Notwithstanding any notice and hearing rights otherwise provided by this Article II, Section 8 or the Rules and Regulations, the Board may provide a lesser notice and opportunity to be heard prior to cancellation of a Membership if it, in its sole and exclusive judgment, believes: (i) the Member exhibits a gross disregard for the Regulatory Documents, or (ii) delay in a cancellation of a Membership may cause irreparable injury to the Corporation, a Member or Members, or the public. In such event, the Board shall provide at least 15 days notice of the intent to cancel the Membership. The Member shall have an opportunity to be heard by submitting to the Board, in writing, within 10 days of the date of mailing the notice, the reasons why the cancellation should not take place. Upon receipt of the Member’s response, the Board shall set a hearing at which the Member may provide oral testimony. If no response is received, the Board may act without a hearing.

(E) Notwithstanding any notice and hearing rights otherwise provided by this Article II, Section 8 or the Rules and Regulations, a Member whose Membership terminates pursuant to Article II, Section 7(A) of these Bylaws may only have an opportunity to be heard as provided in Article II, Section 7(A) of these Bylaws.

Article III

Meetings of Membership and Elections

Section 1. Annual Meeting

The Annual Meeting of the Membership shall be held on a date designated by the Board during the period from September 15th through November 15th of each year. Such meeting shall be held at the location designated by the Board. The purposes of the Annual Meeting shall be to announce the newly- elected Directors, if any, to present to the Members information regarding industry developments and other matters of interest to Members, and to hold a forum for Members to raise, for discussion only, any relevant questions about the Corporation’s operations.

Section 2. Special Meetings

Special meetings of the Membership may be called by the Chairperson, by four Directors or by at least 10% of the Voting Members who sign, date and deliver to the Chairperson, the Vice-Chairperson or the Secretary-Treasurer of the Board one or more written

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demands for the meeting describing the purpose or purposes for which the special meeting is to be held. The Corporation may conduct only those matters at a special meeting of the Members that are within the purpose or purposes described in the notice of the special meeting. Special meetings of the Members shall be held in the City of Phoenix, Arizona, or at the Annual Meeting, and shall commence on a Monday.

Section 3. Notice of Meetings

Written or printed notice stating the date, time, place and the purpose or purposes of each annual and special Members’ meeting shall be mailed by the President and Chief Executive Officer to each Voting Member not less than 30 nor more than 60 days before the date of the meeting.

Section 4. Eligibility to Vote

(A) All voting shall be restricted to those Members who hold a current, valid Membership (but not those whose Best Western Properties have never been activated on the Corporation’s reservation system) and who have paid in full the Annual Dues for a continuing Membership as required by Article II, Section 2(B) of these Bylaws for the year in which the voting is conducted.

(B) Each Member who meets the requirements of Article III, Section 4(A) of these Bylaws and has on file with the Corporation a current voter registration card prior to the distribution date of the ballot shall be entitled to one vote on each matter submitted to the Membership for voting pursuant to Article III, Section 5 of these Bylaws. The Member or the Member’s designee, as stated on the voter registration card, shall be the Voting Member.

Section 5. Presenting Matters for Vote by Written Petition of the Board

(A) Any matter upon which the Members are to vote, except for the election of the Board, shall be proposed by either a written motion approved by a majority of the then serving Directors or a written petition signed by at least 150 Voting Members. The petition shall set forth in detail the matter to be voted upon.

(1) The motion or petition shall be presented to the President and Chief Executive Officer who shall, within 30 days, distribute to each Voting Member a ballot and voting instructions. The President and Chief Executive Officer may also provide factual background and/or explanatory information regarding the matter to be voted upon. The ballot shall set forth each proposed action and shall provide for an opportunity to vote for or against each proposed action. The voting instructions shall indicate the number of responses needed to meet the quorum requirements, state the percentage of approvals necessary to approve each matter and specify the deadline, as provided in Article III, Section 5(C) of these Bylaws for submitting the ballot.

(2) The provisions of Article VIII, Paragraph (D)(2) or (D)(3) of the Articles of Incorporation, regarding required legal opinions, shall be complied with by the proponents before the matter is presented to the President and Chief Executive Officer.

(3) Matters presented for vote pursuant to this Article III, Section 5 shall reflect the vote of each Director on each proposed change. The Board may include a majority and minority opinion on each proposed change, not to exceed 250 words.

(B) Each Member exercising the right to vote shall follow the instructions provided.

(C) At 2:00 p.m., Phoenix, Arizona time, on the first Wednesday (which is not a holiday observed by the Corporation) on or after the 30th day following the distribution of the ballots, which time and date shall be the deadline for submitting votes, voting shall close and the voting system data shall be securely and confidentially provided to the Designated Accountant. On the same day the Designated Accountant shall certify the results of the vote to the Corporation.

(D) All Members voting shall have the right to be present at the certification of the results of the vote and may challenge any procedure or certification. The Designated Accountant shall rule upon each challenge in writing and the ruling of the Designated Accountant shall be final, as shall the Designated Accountant’s certification of the voting results.

(E) The President and Chief Executive Officer shall, within five days of receipt of the certification of the voting results, send a written report of the voting results to all Members.

Section 6. Quorum/Votes Required for Passage

(A) Unless otherwise required by the Nonprofit Act or the Articles of Incorporation, a quorum shall be:(i) for any Annual Meeting, or any regular or special meeting of the Members, 10% of the Voting Members;(ii) for any ballot, except for the election of Directors, the timely return of ballots meeting the requirements of this Article III of 10% of the Voting Members, and(iii) for the election of Directors, 10% of the Voting Members whose Best Western Properties are located in the respective District.

(B) Unless otherwise required by the Nonprofit Act, the Articles of Incorporation, or Article II, Section 6(D) of these Bylaws for all matters upon which Members are entitled to vote, except: (i) the Election of Directors, (ii) amendment or repeal of the Bylaws and (iii) amendment or restatement of the Articles of Incorporation, an affirmative vote of a majority of the votes cast shall result in passage of the matter proposed provided at least 33 1/3% of all Voting Members vote in favor of the proposal.

(C) The adoption, amendment or repeal of any Bylaw provision requires the affirmative vote of the Members as set forth in the Articles of Incorporation.

(D) The amendment or restatement of the Articles of Incorporation or any provision thereof shall require the affirmative vote of the Members as set forth in the Articles of Incorporation.

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Section 7. Proxy and Cumulative Voting Prohibited

(A) Proxy and cumulative voting by Members is expressly prohibited.

(B) No Member or Members may create a voting trust conferring on one or more trustees the right to vote or otherwise act for the Member or Members.

Section 8. District Meetings

(A) Except as otherwise provided in the Articles of Incorporation and these Bylaws, the Board may call individual District Meetings or combined District Meetings at such times and places as it may determine.

(B) The nomination of Directors under Article IV, Section 3 of these Bylaws shall be conducted at a District Meeting convened at the location of the Annual Meeting no more than two days prior to the Annual Meeting and no later than the adjournment of the Annual Meeting. The election of Directors who are uncontested for election may be conducted at this District Meeting as provided in Article IV, Section 4(A) of these Bylaws.

Section 9. Record Date

In order that the Corporation may determine the Members entitled to notice of a Members’ meeting, to demand a special meeting, to vote or to take any other action, the Board may fix a record date, which shall not be more than 70 days before the date of the meeting or action requiring a determination of the Voting Members. In the event the Board does not fix a record date: (i) the Members entitled to vote at the meeting or to demand a special meeting shall be determined as of 1:00 o’clock in the afternoon on the day before notice of the meeting is sent; and (ii) the Members entitled to take action without a meeting shall be determined as of 1:00 o’clock in the afternoon on the day before the ballot is sent. A determination of Members entitled to notice of or to vote at a Membership meeting is effective for any adjournment of the meeting unless the Board fixes a new date for determining the right to notice or the right to vote. The Board shall fix a new date for determining the right to notice or the right to vote if the meeting is adjourned to a date that is more than 70 days after the record date for determining Members entitled to notice of the original meeting.

Section 10. Action by Written Consent

The Members may approve any action required or permitted by the Nonprofit Act that requires the Members’ approval without a meeting of the Members if the action is approved by the affirmative vote of a majority of the voting power unless the Articles of Incorporation, these Bylaws or the Nonprofit Act, as amended, requires the action be approved by a different percentage. The action shall be evidenced by one or more identical written consents describing the action taken, signed by Members representing at least the requisite amount of the voting power required for approval of the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

Article IV

Board

Section 1. General

The affairs, business and concerns of the Corporation shall be conducted by a Board of seven Directors.

(A) The Directors shall be classified in such a manner that each Director shall serve a term of three years, except as set forth in Article IV, Section 8 and Section 11 of these Bylaws, and in such manner that the terms of approximately one-third of the whole number of Directors shall expire annually. Notwithstanding the foregoing, each Director shall hold office until the Director’s successor is elected and qualified, or until the Director’s earlier resignation or removal.

(B) The Board shall divide the geographic area of the Membership into seven Districts, comprised of whole states, territories, provinces and/or possessions (the District of Columbia is considered to be a state for purposes of this Article).

(C) A Majority of the Board may, if it deems such action is in the best interest of the Corporation, alter, change or amend the boundaries of the Districts by resolution of the Board without the requirement of amending this Bylaw.

Section 2. Qualifications

The following are qualifications to seek election as a Director (a “Candidate”), and to remain qualified to serve as a Director:

(A) Equity Interest.

(1) A Candidate must own, and must have owned for at least two years prior to seeking election, at least a 25% equity interest in an owned Best Western Property or Properties.

(2) A Candidate must own and continue to own through the election process at least a 10% equity interest in an owned Best Western Property in the District the Candidate seeks to represent.

(3) A Director must continuously own at least a 25% equity interest in an owned Best Western Property or Properties.

(4) A Director must continuously own at least a 10% equity interest in an owned Best Western Property in the Director’s District.

(5) A Candidate or a Director may satisfy the 25% equity interest ownership requirement by adding together Best Western equity interest ownerships as long as each added equity interest is at least 10%.

(B) With respect to Sections (A)(2) through (A)(5) above, a Candidate or a Director must be and must remain the Voting Member for any Best Western Property or Properties relied upon to satisfy the equity interest ownership requirement.

(C) Must reside in the District the Candidate seeks to represent and the Director represents.

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(D) Has not been convicted of a felony, a crime involving fraud or falsehoods, or a crime related to the operations of a hotel or to the lodging industry.

(E) (1) with regard to Properties in which a Candidate or a Director has an ownership interest, they must cumulatively have and maintain a Quality Assurance average score, measured using the three (3) most recent assessments for each Property, that is at or above the previous year’s North American average; and (2) the Board of Directors shall establish a policy of enforcing this requirement consistent with Best Western membership rules.

Equity interest ownership can be established by a Best Western Property that is in a closely held family trust that is for the benefit of the Director Candidate or Director, and a parent, spouse, child or blood- related brother or sister.

Equity interest in a Best Western Property shall be established by providing, at a minimum:

(A) Recorded title to the Property;

(B) Relevant corporate filings showing ownership interest among owners, partners, members or shareholders;

(C) Relevant tax filings; and

(D) Any relevant agreements or trust documents among owners, partners, members or shareholders.

Residence shall be established by providing documentation, at a minimum, of the following:

(A) A permanent personal dwelling in the District;

(B) A valid state or province driver’s license or identification reflecting a permanent personal dwelling in the District; and

(C) A valid state or province tax return from the previous year reflecting a permanent personal dwelling in the District.

Failure to provide such equity interest ownership or residence documentation shall constitute a presumption that the Candidate or the Director is not qualified to serve.

Felonies and crimes involving fraud or falsehoods may be established through a search of public records, to include but not limited to court records. The existence of any such record shall constitute a presumption that the Candidate or Director is not qualified to serve.

Directors shall certify annually their continued qualification to serve as a Director. The General Counsel may request and a Director shall provide any documents and information reasonably required to evaluate and verify the annual certification. Within the scope of the evaluation and verification, Directors shall execute all documents requested by the General Counsel related to the obtaining of relevant documents and information.

Section 3. Nominations for Directors

No more than two days prior to the date of the first general business session for all Members at the Annual Meeting, nominations for Directors shall be made from the floor at a District Meeting of the District for which a Director is to be elected held pursuant to Article III, Section 8(B) of these Bylaws; provided, however, that except in the case of a vacancy occurring on the Board as described in Article IV, Section 8, a Candidate’s name may not be placed in nomination unless there shall have been filed with the General Counsel at least 45 days prior to the calling of the District Meeting to order:

(A)	A written statement signed by the Candidate:

(1) Agreeing to accept the nomination.

(2) Certifying Article IV, Section 2 qualifications.

(3) Certifying there is neither a presently serving Director whose term does not expire during that year nor a candidate in any District who is affiliated, directly or indirectly, with a Best Western Property which the certifying Candidate represents.

(B) Documentation supporting Article IV, Section 2 qualifications.

The burden of proof is on the Candidate to establish by a preponderance of the evidence that the Candidate is qualified in accordance with Article IV. The General Counsel may request and the Candidate shall provide any documents and information relevant to determining qualification. The Candidate shall execute all documents requested by the General Counsel related to the obtaining of relevant evidence. Within 7 days of the receipt of the required documentation, the General Counsel shall determine whether the information provided supports the certification. If the General Counsel concludes that the information provided does not support the certification, the General Counsel shall promptly make a full report with detailed explanation to the Board. The Candidate will not be eligible to be nominated unless at least five Directors vote in favor of accepting the information as supporting the certification.

At least 45 days prior to the District Meeting of the Director Candidate’s District, the Director Candidate shall provide to the General Counsel a summary of the Director Candidate’s relevant background (to include all past and present Best Western Property equity interest, education, work experience, Best Western experience, and whether the Director Candidate has filed for personal bankruptcy protection in the prior 7 years). This information shall be provided to Voting Members as detailed in Article IV, Section 4.

Section 4. Election of Directors

(A) On or before the second Monday following the date of the first general business session for all Members at the Annual Meeting, the President and Chief Executive Officer shall distribute to each Voting Member in the District for which a Director is to be elected, the following: (i) a ballot showing the names of all qualified nominees for Director from that District; (ii) a summary of each qualified nominee’s relevant background (to include all past and present Best Western Property equity interest, education, work experience, Best Western experience, whether the qualified nominee has filed for personal bankruptcy protection in the prior 7 years, and the past two years

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of performance of any Best Western Property in which the qualified nominee has an equity interest); and (iii) voting instructions indicating the number of responses needed to meet the quorum requirements, stating the percentage of approval necessary to elect a Director and specifying the date and time, as provided in Article IV, Section 4(C) of these Bylaws, by which votes must be submitted in order to be counted; provided, however, if there is only one qualified nominee for Director from the District, the Voting Members of that District that are present at the District Meeting at which nominations for Director were made shall hold a voice vote on election of the nominee.

(B) Except in circumstances where a voice vote is held, each Voting Member may vote for one Director for the District in which the Member’s Best Western Property is located and for which candidates have been nominated on the ballot provided pursuant to Article IV, Section 4(A) of these Bylaws. The Member shall cast his/her vote as specified in the voting instructions.

(C) At 2:00 p.m., Phoenix, Arizona time, on the 16th day following the distribution of the election ballots to the Members, which time and date shall be the deadline for submitting votes, voting shall close and the voting system data shall be securely and confidentially provided to the Designated Accountant. On the same day the Designated Accountant shall certify the results of the vote to the Corporation.

(D) All Members shall have the right to be present at the certification of the results of the vote and may challenge any procedure or certification. The Designated Accountant shall rule upon each challenge in writing and the ruling of the Designated Accountant shall be final, as shall the Designated Accountant’s certification of the voting results.

(E) The President and Chief Executive Officer, immediately upon receiving the certification of the results of the election, shall send each candidate a copy of the certification and within five days thereafter send a written report of the election results to all Members.

(F) When a voice vote is held, each Member of the District for which such voice vote is held may, upon being asked by the chairperson of the District Meeting, respond by voice either for or against the sole qualified nominee for Director. The chairperson of the District Meeting shall then determine the outcome of the voice vote, which determination shall be final.

(G) The nominee in each District who receives the highest number of votes cast from Members in that District shall be elected. Where a voice vote is authorized by these Bylaws, a nominee who receives a voice vote in favor of such nominee’s election as a Director shall be elected.

(H) Directors elected shall take office at the Regular Annual Meeting of the Board immediately following the Annual Meeting in the year elected or upon certification of the election by the Designated Accountant, whichever occurs later.

(I) Directors shall be elected for a term of three years except as set forth in Article IV, Section 8 of these Bylaws.

Section 5. Quorum; Voting and Waiver of Notice

(A) A Majority of the Board shall constitute a quorum for the transaction of business. Except as expressly provided otherwise in these Bylaws, the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

(B) If at any meeting of the Board, there shall be less than a quorum present, a majority of those present may adjourn the meeting, from time to time, until a quorum is obtained, and no further notice thereof need be given other than by announcement at the adjourned meeting.

(C) Proxy voting by a Director or Directors is expressly prohibited.

(D) A Director may waive any notice required by the Nonprofit Act, the Articles of Incorporation or these Bylaws by executing a written notice of waiver before or after the date and time of the meeting. A Director’s attendance at or participation in a meeting waives any required notice to the Director of the meeting unless the Director: (i) at the beginning of the meeting or promptly upon the Director’s arrival objects to holding the meeting or transacting business at the meeting; and (ii) does not thereafter vote for or assent to action taken at the meeting.

Section 6. Regular Annual Meeting of the Board

(A) There shall be one Regular Annual Meeting of the Board each year and such other meetings as fixed by the Board. Each meeting may extend over a period of consecutive days without being adjourned.

(B) The Regular Annual Meeting of the Board shall be held each year at the principal office of the Corporation at 8:00 A.M. local time on the first or second Monday of the Corporation’s fiscal year as determined by the Board, with at least thirty (30) days notice to the Membership, for the purpose of electing Officers of the Board designated in Article V, Section 1 and conducting such other business as may be brought before the meeting.

Section 7. Special Meetings of the Board

Special meetings of the Board may be called by the Chairperson upon the written request of any three Directors (which three Directors may include the Chairperson). Notice of any such special meeting setting forth the date, time and place of the meeting shall be in writing and given at least five days before the meeting personally, by facsimile, by wire or wireless communication, by private carrier, or by overnight courier. The notice shall describe the purpose of the special meeting.

Section 8. Vacancies

A vacancy on the Board occurring prior to 90 days before the next Annual Meeting shall be filled by special election according to the procedures established in this Article IV, Section 8, and in accordance with Article IV, Section 4 of these Bylaws.

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Notice of the vacancy shall be mailed to the Voting Members in the District for which there is a vacancy within 10 days of receipt of notice by any Director or the President and Chief Executive Officer of the occurrence of an event that has caused a vacancy. Members may nominate candidates by presenting to the President and Chief Executive Officer, within 30 days of the mailing of the notice, a nominating petition signed by at least five Voting Members in the District. The proposed candidate shall submit to the President and Chief Executive Officer or his designee all documents required by Article IV, Section 3 of these Bylaws prior to the distribution of the ballots in a contested election, or within 60 days of the mailing of the notice of the vacancy in an uncontested election. Voting in a contested election shall be conducted by secret ballot, in accordance with Article IV, Sections 4 and 8 of these Bylaws. The President and Chief Executive Officer shall distribute ballots on the 30th day following the mailing of the notice of the vacancy and voting shall be concluded within 60 days of the mailing of the notice of the vacancy. At 2:00 p.m., Phoenix, Arizona time, on the final day of such 60-day period, which time and date shall be the deadline for submitting votes, voting shall close and the voting system data shall be securely and confidentially provided to the Designated Accountant. On the same day, the Designated Accountant shall certify the results of the vote to the Corporation. The candidate receiving the highest number of votes shall serve the remainder of the term for such Board position. In the event only one candidate is eligible for election, on the 30th day following the mailing of the notice of vacancy, the President and Chief Executive Officer shall declare, upon the affirmative vote of a majority of the then serving Directors at a meeting of the Board, that the candidate is elected to serve the remainder of the term for such Board position. The vote by the Board may be by telephone conference call participated in by a majority of the then serving Directors.

Section 9. Compensation of Members of the Board of Directors

Directors shall serve as such without salary or other compensation, except as provided in this Article IV, Section 9.

(A) Directors shall receive an annual fee. The annual fee shall be adjusted annually, as appropriate, to account for inflation.

(B) For each day a Director (i) is away from both the Director’s principal place of business and the Director’s primary personal residence and (ii) is performing services on behalf of the Corporation, the Director may request reimbursement of reasonable business and travel expenses. Reimbursement of the expenses shall be according to the then Board policy regarding the reimbursement of business and travel expenses. If a Director stays in a private secondary residence, other than his/her legal residence, while in Phoenix, Arizona, performing services on behalf of the Corporation, the Director may request payment equal to or less than the average amount of the hotel costs paid by Directors staying at Best Western Properties.

(C) For the reimbursement of allowed business and travel expenses, the Director must provide the Corporation with a summary of activities and services performed on behalf of the Corporation and documentation, acceptable for federal income tax purposes, of the expenses incurred. The Board may adopt on an annual basis a policy regarding the reimbursement of business and travel expenses. If the policy differs from that of the prior year, the Board shall provide each Member with a notification of the changes.

Section 10. Specific Powers of Board

Without in any way limiting the general and other powers of the Board as established by statute, by the Articles of Incorporation, and elsewhere in these Bylaws, the Board shall have the following powers:

(A) To employ and discharge the President and Chief Executive Officer.

(B) To work with the President and Chief Executive Officer to carry out the plans, as described in Article V, Section 4 of these Bylaws, and meet the budget approved by the Board.

(C) To manage the operations of the Corporation that affect the financial affairs of the Members, including but not limited to: Membership development, Property standards and evaluations, hearings and Member meetings and communications.

(D) To work with the Advisory Committees to develop strategic direction of the Corporation.

(E) To set policies for the strategic direction of the Corporation.

Upon written request to the President and Chief Executive Officer, a Director shall be provided all records of the Corporation, including individual employee payroll information. Except for individual employee payroll information, information contained within employee personnel files, as maintained by the director of human resources, shall not be provided. Subject to the provisions of A.R.S. § 10-11602(A), and prior to the disclosure of information received by Directors to third parties, the Director shall notify the Board in writing as to the party requesting information and the purpose of such disclosure. It is the duty of the Director to ensure the information remains confidential and is not disclosed by the third party. The Board may designate other information as confidential. This additional confidential information shall be subject to the notification provisions applicable to individual employee payroll information.

A Director shall immediately report to the President and Chief Executive Officer or the General Counsel all Corporation employee alleged misconduct, including, but not limited to, violations of the Corporation Code of Business Conduct and Ethics, which applies to all Corporation employees, and alleged illegal or unethical behavior by a Corporation employee. The President and Chief Executive Officer or the General Counsel

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shall promptly advise the Board of any such report and shall keep the Board apprised of the matter. The Board may decide to involve independent outside auditors in any investigation. Directors shall cooperate in any Corporation investigation related to the matter.

A Director does not have the authority to, and may not, promise or grant anonymity, confidentiality, or immunity to any Corporation employee.

Section 11. Removal of Directors

(A) Removal by Petition. Upon delivery to the President and Chief Executive Officer of a written petition proposing the removal of a particular Director, signed by at least one-third of all Voting Members in such Director’s District, a special election shall be held according to procedures established in Article IV, Section 8 of these Bylaws. Notice of the election shall be distributed to the Voting Members in the District within 10 days of receipt of the petition. The incumbent Director shall automatically appear on the election ballot unless the Director has notified the Board and the President and Chief Executive Officer in writing of the Director’s desire not to be placed on the ballot. In the event the Director resigns before ballots are distributed, election of a Director for the then vacant position shall be as provided in this Article IV, Section 11. Other candidates may be nominated by presenting to the President and Chief Executive Officer, within 30 days of the submission of the petition, a nominating petition signed by at least five Voting Members in the District. Each proposed candidate shall submit to the President and Chief Executive Officer or his designee all documents required by Article IV, Section 3 of these Bylaws prior to the distribution of the ballots. Voting in contested elections shall be conducted by secret ballot, in accordance with Article IV, Sections 4 and 11 of these Bylaws. The President and Chief Executive Officer shall distribute ballots on the 30th day following the receipt of the petition, and voting shall be concluded within 60 days of receipt of the petition proposing removal. At 2:00 p.m., Phoenix, Arizona time, on the final day of such 60-day period, which time and date shall be the deadline for submitting votes, voting shall close and the voting system data shall be securely and confidentially provided to the Designated Accountant. On the same day, the Designated Accountant shall certify the results of the vote to the Corporation. The candidate receiving the highest number of votes shall serve the remainder of the term of such Board position.

(B) Removal by Board. At any time during the Corporation’s regular business hours, members of the Board shall have the right to review any expense reports submitted to the Corporation by any Director. If the Board determines that there is cause to believe that a Director has falsified information on an expense report filed with the Corporation, the Board shall hold a hearing to determine whether the information was falsified by the Director. If the Board determines, based on a preponderance of the evidence, that a Director has falsified information on an expense report, the Board shall ask that Director to resign. If the Director refuses to resign, the Board may remove the Director by the unanimous vote of all remaining Directors (excluding the accused Director). Both the determination of falsification and the vote must take place during an open meeting of the Board at which any Member may attend. The Board may consider at the hearing any evidence it determines to be competent and relevant. The Board member charged with filing false expense reports may attend the hearing with legal counsel and shall have the opportunity to offer a defense. Any Member is entitled to obtain from the Corporation a copy of the minutes of any proceeding for the removal of a Director. If the Board removes a Director, as provided herein, the Board shall call a special election in the removed Director’s District for the election of a new Director.

(C) Removal as Not Qualified.

In the event that a Director is presumed not qualified to serve based upon Article IV, Section 2 Qualifications, the Director may submit any relevant evidence to establish that he or she is qualified to serve and the following process shall be used to determine what further action, if any, to take:

(1) If the General Counsel determines that there is reasonable cause to believe that a Director does not meet the qualification requirements of Article IV (the “Respondent”), the General Counsel shall engage an independent third-party to conduct an inquiry related to the Respondent’s qualifications. The General Counsel shall promptly advise the Board in writing of the engagement.

(2) The independent third-party shall conduct an impartial investigation regarding the Respondent’s Article IV qualifications. The independent third- party shall consider all competent, relevant evidence. The Board and the Respondent shall cooperate fully in the investigation and provide any requested relevant documents and information to the independent third-party. Within the scope of the investigation, the Board and the Respondent shall execute all documents requested by the independent third-party directly related to the obtaining of documents and information.

(3) All reasonable efforts shall be made by the independent third-party to complete the investigation within 30 days of engagement.

(4) The independent third-party shall produce a written report that includes findings of fact and conclusions as to whether the Respondent meets the Director qualification requirements of Article IV. The independent third-party shall use a preponderance of the evidence standard.

(5) The written report shall be provided to the General Counsel who shall provide the report to the Board, including the Respondent, within three business days of receipt.

(6) The General Counsel will present the report at an open session Board meeting within 30 days of receipt of the written report.

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(7) If the independent third-party concludes that the Respondent meets the Director qualification requirements of Article IV, the matter shall be closed and no further action required.

(8) If the independent third-party concludes that the Respondent does not meet a Director qualification requirement of Article IV, the Respondent shall be provided notice, and shall have the right to be present and to have counsel present at the open Board meeting at which the report is presented and considered. The open Board meeting at which the report is presented and considered shall not be less than 20 days after the Director is provided notice of the report. Respondent’s counsel shall not have the right to address the Board; rather, counsel may assist and advise the Respondent. If upon completion of the process the Respondent is not removed, the Respondent will be reimbursed reasonable attorney’s costs and fees; otherwise, counsel shall be at the sole cost of the Respondent.

(9) At the open Board meeting, the Respondent will be allotted a reasonable amount of time to present relevant, competent evidence. The Respondent may also make a statement.

(10) The Board shall consider the report and all matters presented, deliberate in open session and then determine, through vote, whether the matter of the Respondent’s qualifications and possible removal should be submitted to the Members for vote. If a majority of the Directors then serving (excluding the Respondent) does not vote to submit the matter of the Respondent’s qualifications and possible removal to the Members for vote, the matter is closed and no further action required.

(11) If the Board determines by a vote of a majority of Directors then serving (excluding the Respondent), that the matter of the Respondent’s qualifications and possible removal should be submitted to the Members for vote, the Board shall submit the proposed removal to the membership for ballot in accordance with Bylaws Article III, Section 5. The ballot shall include a copy of the independent third-party’s report and the vote of each Director on the issue of sending the matter to the Members for vote. The Board may include a majority and minority statement on the proposed removal, not to exceed 250 words each. The Respondent may provide a statement, not to exceed 250 words.

(12) If the ballot for the removal of the Respondent results in an affirmative vote of a majority of the votes cast, provided at least 33 1/3 % of all Voting Members vote in favor of the removal, the ballot shall result in the removal of the Respondent who no longer holds office upon the certification of the ballot by the Designated Accountant.

(13) A ballot for the removal of the Respondent requires the affirmative vote of a majority of the votes cast, and the affirmative vote of at least

33 1/3 % of all Voting Members, in favor of the removal, otherwise the Director is not removed and the removal action as to qualifications is concluded. A Director removal ballot that does not pass does not affect any other action taken by the Board.

If the ballot results in the removal of Respondent, the process of filling the vacancy detailed in Bylaws Article IV, Section 8 Vacancies, shall apply.

Section 12. Maximum Term of Directors

No person who shall have served two or more elected terms, whether or not consecutive, shall be eligible to be appointed or elected as a Director. For purposes of this Article IV, Section 12, “elected term” shall include an unexpired term to which a Director is elected to fill a vacant Director position pursuant to Article IV, Section 8 of these Bylaws, or to replace a removed Director pursuant to Article IV, Section 11 of these Bylaws, which elected term shall have as its length the period from election until the next Regular Annual Meeting of the Board plus three years.

Section 13. Conduct of Board Meetings

At least 10 days prior to each regular Board meeting, a written agenda setting forth each item to be presented at the meeting shall be prepared and made available to each Director and to any Member upon request. Action at Board meetings shall be limited to action on those items set forth in the agenda, except for such matters as the Chairperson and at least two other Directors certify in writing to involve a bona fide emergency requiring immediate action of the Board. All meetings of the Board shall be open to any Member except that the Board may convene a closed executive session for the purpose of considering personnel matters, considering confidential issues dealing with specific Members, receiving legal advice or for any other matter which, to avoid legal liability, may require confidential treatment. The Board may convene an executive session only upon the affirmative roll call vote of at least 80% of the then serving members of the Board. Action of the Board may only be taken by recorded roll-call vote and the vote of each Director on each issue must be recorded. The Board shall keep detailed minutes of all meetings, including minutes of the general nature of discussions in executive sessions, which minutes shall be made available to all Members upon request. The Board may keep detailed minutes of proceedings in executive session which shall be considered privileged and not subject to disclosure except upon proper legal authority or court order. An executive session may only occur within a regular or special Board meeting.

Section 14. Limitation on Employment of Directors During and Following Term

During the period of time an individual serves on the Board, and for a period of five years thereafter (commencing from the date the individual no longer is serving on the Board, whether or not the former Director completes the entire term), such individual shall not be employed by the Corporation in any

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capacity without the approval of the Members. In addition, during such period of time, such Director, and any corporation, partnership, proprietorship, trust or other business entity in which such individual has an equity or beneficial interest of more than 5%, shall not in any way be employed or engaged by the Corporation, or contract with the Corporation, in any manner, without the approval of the Members. The approval of the Members required in this Article IV, Section 14 shall be determined pursuant to Article III of these Bylaws.

Section 15. Limitation on Certain Appointees

(A) No Board member may appoint his or her own employee or relative as a Governor or to an Advisory Committee. For purposes of this Bylaws Article IV, Section 15: (i) an employee is a person who receives compensation from and whose work is controlled or directed by a Board member or an entity in which a Board member has an ownership interest; and (ii) a relative is a parent, spouse, brother, sister, child, stepchild, grandparent, grandchild, uncle, aunt, nephew, niece, or first cousin (all through blood or marriage) of the appointing Board member.

(B) No Board member may appoint his or her business partner as a Governor or to an Advisory Committee unless the appointee is a current Voting Member and has an ownership interest of at least 10% of the hotel of which the appointee is the current Voting Member. For purposes of this Bylaws Article IV, Section 15, a business partner is defined as an individual with whom a Board member directly shares business interests (e.g., revenue, losses, and/or liability).

Section 16. Litigation Defense Costs and Fees

A Director who is a plaintiff in a lawsuit, or who is providing funding for a lawsuit, in which the Corporation, the Board, a Director, an Officer, an employee, a subsidiary, or an affiliate organization is a defendant, shall be responsible for reimbursing the Corporation for all reasonable costs of litigation, including, but not limited to, attorneys’ costs and fees and expert witness costs and fees, if the defendant Corporation, Board, Director, Officer, employee, subsidiary, or affiliate organization is the prevailing party in such lawsuit.

Article V

Officers

Section 1. Designation of Officers

The Board shall annually, at its Regular Meeting of the Board, name the Officers of the Board who shall consist of a Chairperson of the Board, Vice-Chairperson of the Board and Secretary-Treasurer of the Board, all of whom shall be Directors. The Board shall have the power to confer such titles as it deems appropriate on any Officer or employee of the Corporation.

Section 2. Chairperson

(A) The Chairperson, who shall serve for a one year term, shall preside at Board meetings and official meetings of the Members. The Chairperson shall have such powers as the Board may assign. The Chairperson shall have the right to serve as an ex officio member of any committee appointed by the Board. No person shall serve more than one year as Chairperson unless elected to an additional term by the unanimous vote of the Board.

(B) In the absence of the Chairperson, or in the event of the Chairperson’s inability or refusal to act, the Vice- Chairperson, or a Director elected by the Board for the term and purpose stated in the resolution of election shall perform the duties of the Chairperson, and when so doing, shall have all the powers of, and be subject to, all the restrictions upon the Chairperson.

Section 3. Vice-Chairperson

A Vice-Chairperson shall be named by the Board and shall perform such duties and have such authority as determined by resolution of the Board.

Section 4. President and Chief Executive Officer

The President and Chief Executive Officer shall be named by the Board, shall be the chief administrative officer of the Corporation and shall have such powers and duties as the Board may assign. The President and Chief Executive Officer shall have such duties, responsibilities and powers as are incident to a chief executive officer, but shall at all times be responsible to the Board and shall carry out and conform to the orders and directions issued from time to time by the Board. The President and Chief Executive Officer shall be responsible for managing the affairs of the Corporation in order to meet the objectives of the Board in the strategic direction, updated strategic plan, yearly business plan and yearly budget or amendments thereto approved by the Board. The President and Chief Executive Officer shall be responsible for the hiring and discharging of all Vice-Presidents and other employees. Prior to the discharge of a Vice-President, the President and Chief Executive Officer shall notify the Board members and allow discussion.

Section 5. Vice-Presidents

Vice-Presidents named by the President and Chief Executive Officer shall perform such duties and have such authority as determined by the President and Chief Executive Officer.

Section 6. Secretary-Treasurer

The Secretary-Treasurer of the Board shall perform such duties as determined by the Board.

Article VI

Miscellaneous Provisions

Section 1. Corporate Seal

The corporate seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the date of its creation and the words “Incorporated in Arizona.” Said seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced on, or otherwise applied to any document, paper or other receiving surface.

Section 2. Fiscal Year

The fiscal year of the Corporation shall be such as shall from time to time be determined by the Board.

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Section 3. Checks, Drafts, Notes

All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such Officers, or agent or agents, of the Corporation, and in such a manner, as shall from time to time be determined by the Board.

Section 4. Loans

No loans shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board. Such authority may be general or confined to specific instances.

Section 5. Annual Financial Statement

Within 90 days after the close of the fiscal year of the Corporation, a financial statement, including the balance sheet and profit and loss statement for the preceding fiscal year, shall be furnished to each Member. This financial statement shall be certified by an independent certified public accountant.

Section 6. Annual Budget

At least 30 days prior to the beginning of each fiscal year, the Board shall have approved a final, detailed annual budget showing proposed receipts and expenditures for the upcoming fiscal year. The annual budget shall be distributed to all Members who make written request therefore, and who acknowledge, on a form prescribed by the Corporation, that, except as may be required by law, the Member will maintain and protect the confidential nature of the documents provided, except that it may be disclosed to Voting Members. Members receiving the annual budget shall reimburse the Corporation for reasonable photocopy charges (which shall not include employee or overhead expenses of the Corporation).

Section 7. Patronize Best Western Hotels

The Board shall adopt policies designed to maximize the business use of Best Western Properties by Members, the Board, Officers, employees and agents. The policy shall provide that a Best Western Property should be patronized, subject to reasonable availability, anytime that the Corporation pays for motel or hotel rooms or services. Such policy may provide for exceptions, however, where Best Western Properties are not reasonably available for the Annual Meeting or for District Meetings, and for trade shows held at other facilities where it is beneficial for attendees to be staying on premises at such non-Best Western facilities.

Section 8. Limitations on Inspections

A Member shall be given a minimum of 24 hours notice before any inspection of such Member’s Best Western Property. No inspection of a Member’s Property shall occur while such Member is attending any official meeting of the Corporation, including (without limitation) annual conventions and meetings of the Board, or within close proximity to the death of a family member of the particular Member, or on a recognized holiday. No points shall be deducted from an inspection score with respect to work on or improvements to a Property designed to correct the matter in issue and pursued with reasonable diligence, (i) which has been commenced prior to receipt by the Member of the notice of inspection, but which has not yet been completed, and which was not indicated to need correction on the next previous inspection, or (ii) which has been commenced in response to and within a reasonable time after the last inspection of the Property, but has not yet been completed at the time of the current inspection. If the same defects are noted in the next following inspection, points may be deducted at that time.

Section 9. Marketing/Pricing Programs

(A) The Board shall not establish any mandatory marketing or discount programs involving a discount from published rack rates of Members in excess of 10%, without an affirmative vote of the Members pursuant to Article III of these Bylaws.

(B) Only mandatory programs, and voluntary marketing programs that have been agreed to in writing by the Member, may be loaded into the reservation system in an “open” status.

Section 10. Advisory Committees

(A) To provide for appropriate Membership input into decisions of specific concern to Best Western Property owners, and to assist the Board and the management team in maintaining proper insight into company matters, the following Advisory Committees are hereby created: Best Western for a Better World Committee, Education & Training Committee, Marketing Committee, Membership Development Committee, Quality Assurance Committee, Reservations & Technology Committee and Supply Committee.

(B) The role of the Advisory Committees is to provide the benefit of Property perspective and to act as an advisory group to the Board, enhancing the Corporation’s ability to provide Member services. The role of the Advisory Committees is not to provide direction to or supervision of the Corporation’s staff. Any direction of the Corporation’s staff in relation to Advisory Committee functions may be undertaken by the Board upon recommendation of the Advisory Committee. Advisory Committee members will follow the Corporation’s ethics policies.

(C) Each District shall be represented by the same number of Members on each Advisory Committee. Each Director shall annually appoint Advisory Committee members whose Best Western Property is within the Director’s District. These appointments shall be subject to ratification by the Board. At any time, the appointment or ratification of an Advisory Committee member may be rescinded, with the vacancy filled by the Director, subject to ratification by the Board. Advisory Committee members shall be eligible to serve a maximum of six consecutive years, at which time they must leave the Advisory Committee for a minimum of three years before being eligible for reappointment to that Advisory Committee. Advisory Committee members may serve beyond six years until the expiration of the current term of the appointing Director. No Member may serve simultaneously on more than one Advisory Committee.

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(D) At the beginning of each fiscal year, the Board, with the recommendations of the Advisory Committees, shall establish the anticipated program of work for each Advisory Committee. The Board shall determine the amount of funds necessary for each Advisory Committee to complete its assigned tasks in a comprehensive and reasonable manner. Such budget shall provide funding sufficient for a minimum of two meetings per year, which all Advisory Committee members may attend in person.

(E) The Board shall ensure that each Advisory Committee is provided with timely, comprehensive and pertinent information reasonably necessary to carry out well-informed deliberations. Advisory Committee action will take the form of recommendations reported to the Board no later than the second regular Board meeting following each Advisory Committee meeting. In addition, the chairperson of the Advisory Committee and the appropriate member of staff are responsible for accurately reporting the Advisory Committee findings to the Board, and to be available in person or via telephone to discuss and answer any questions the Board may have regarding the Advisory Committee recommendations.

(F) The recommendations and actions of any Advisory Committee shall not be binding on the Board or the Corporation and shall not constitute an act of the Corporation.

Section 11. Conflict of Interest

No employee of the Corporation shall directly or indirectly, as a proprietor, partner, shareholder, employee, lender or in any other capacity, acquire or retain any interest in a Best Western Property.

Section 12. Information to Members

Except as specifically provided otherwise in the Nonprofit Act, the Articles of Incorporation or Article II, Section 8 of these Bylaws, whenever these Bylaws require the Board or the Corporation to notify, advise or provide information or material in writing or by mail, the notice, advice, information or material may be provided by letter, facsimile, e-mail, the Corporation’s website for Members, or other appropriate means calculated to provide such information or material to the intended recipient.

Section 13. Electronic or Online Voting System

For all Membership ballots, other than those conducted by a voice vote, the Corporation shall use an electronic or online voting system that shall:

(A) Be confidential, auditable and secure;

(B) Provide voter anonymity; and

(C) Produce accurate vote counts.

Article VII

Indemnification of Directors, Officers, Governors and Committee Members

Section 1. Persons Indemnified

The terms “Corporation,” “Director,” “Expenses,” “Liability,” “Officer,” “Party,” and “Proceeding” when used in this Article VII, Indemnification of Directors, Governors and Committee Members, shall have the same meanings as set forth in A.R.S. § 10-3850, as amended.

(A) Directors. To the extent the Nonprofit Act, as amended, permits a Corporation to indemnify a person who is or was a party to a Proceeding because he is a Director, this Corporation shall indemnify said person, as more fully provided in the Articles of Incorporation.

(B) Officers. To the extent the Nonprofit Act, as amended, permits a Corporation to indemnify a person who is a Party to a Proceeding because the person is or was an Officer of the Corporation, this Corporation shall indemnify said person to the same extent as a Director. In addition, this Corporation shall indemnify said person to the extent permitted in the Articles of Incorporation.

(C) Governors. To the extent the Nonprofit Act, as amended, permits a Corporation to indemnify a person who is a Party to a Proceeding because the person is or was a Governor of the Corporation, this Corporation shall indemnify said person to the same extent as a Director. In addition, this Corporation shall indemnify said person to the extent permitted in the Articles of Incorporation.

(D) Standing Committee Member. To the extent the Nonprofit Act, as amended, permits a Corporation to indemnify a person who is a Party to a Proceeding because the person is or was a standing committee member of the Corporation, this Corporation shall indemnify said person to the same extent as a Director. In addition, this Corporation shall indemnify said person to the extent permitted in the Articles of Incorporation.

(E) Ad Hoc Committee Member. To the extent the Nonprofit Act, as amended, permits a Corporation to indemnify a person who is a Party to a Proceeding because the person is or was an ad hoc committee member of the Corporation, this Corporation shall indemnify said person to the same extent as a Director. In addition, this Corporation shall indemnify said person to the extent permitted in the Articles of Incorporation.

Section 2. Advance of Expenses

This Corporation may pay for or reimburse the reasonable Expenses incurred by a Director, Officer, current or former Governor or current or former standing committee member who is a Party to a Proceeding in advance of final disposition of the Proceeding in accordance with A.R.S. § 10-3853, as amended.

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Section 3. Power to Indemnify

(A) Subject to the provisions of paragraph (B) of this Section 3, to the extent permitted by Arizona law, the Board shall have the power to indemnify persons who are not Officers, Directors, Governors, standing committee members and ad hoc committee members and the power to pay for or reimburse reasonable expenses incurred by any such person who is a Party to a Proceeding.

(B) No other person or entity than those specifically named in the Articles of Incorporation shall be indemnified unless by specific Resolution of the Board identifying the indemnitee and the specific scope and conditions of the indemnity.

(C) Except as provided above in paragraph (B) of this Section 3, no indemnity shall be extended, by grant whether express or implied, to a Member, actual or apparent agents or independent contractors.

Article VIII

Code of Business Conduct and Ethics

The Directors of the Board acknowledge and accept the scope and extent of their duties as directors. Directors have a responsibility to carry out their duties in an honest, businesslike manner and within the scope of their authority, as set forth in the Corporations & Associations laws of the State of Arizona, and in the Articles of Incorporation and Bylaws of the Corporation. Directors are entrusted with, and are responsible for providing oversight of the assets and business affairs of the Corporation in an honest, fair, diligent and ethical manner. Directors must act within the bounds of the authority conferred upon them and with the duty to make and enact informed decisions and policies in the best interests of the Corporation and all of its Members. The Board, and Directors individually, shall comply with the following Code of Business Conduct and Ethics (the “Code”) and shall adhere to the standards of loyalty, good faith, and the avoidance of conflict of interest that follow.

Section 1. Duty of Good Faith and Loyalty

(A) A Director owes allegiance to the Corporation and must act in the best interests of the Corporation while acting in his or her official capacity.

(B) A Director shall be diligent to ensure that the Corporation’s interests are pursued during the meetings of the Board.

(C) A Director may not use the position or authority for personal profit, gain or other personal advantage over other Members or the Corporation.

(D) A Director is accountable to the Corporation and all Members for his or her official actions and can be held personally liable for fraud or breach of fiduciary duty in the conduct of Best Western’s affairs. “Fraud” generally means any act, expression, omission or concealment intended to deceive another for the Director’s benefit. “Fiduciary duty” generally refers to the duty of a Director to act with a duty of care, loyalty, good faith and honesty in a manner that the

Director reasonably believes is in the best interests of the Corporation. Whenever a Director has a question about any particular behavior or action, he or she should consult the Corporation’s legal counsel.

(E) A Director shall exercise honest and reasoned judgment and act reasonably and in good faith for the best interests of the Corporation.

(F) A Director shall not discuss personal business during a meeting of the Board nor advance his or her personal interests while in official session at the expense of the Corporation.

(G) A Director shall not make personal attacks on other Directors, staff or Members. Disagreements shall be expressed in an objective, professional and respectful manner to the entire Board and shall not be directed to the person with an opposing point of view.

(H) A Director may not accept commissions or rebates that belong to the Corporation for his or her personal gain.

(I) A Director shall not submit to the Corporation false claims nor make false statements related to any claim for reimbursement.

(J) A Director shall conduct all aspects of his or her public and private life in a manner that does not disparage or degrade the image of the Corporation or the Board.

Section 2. Duty to Use Care, Skill and Diligence When Carrying Out Official Acts

(A) A Director is required to act honestly and in good faith, in a manner reasonably believed to be in the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances.

(B) A Director shall use his or her best efforts to keep apprised of legislation or regulations that affect the Corporation.

(C) A Director shall seek the advice of experts when making decisions on behalf of the Corporation in areas of competence in which the Director has not been trained.

(D) A Director may not exercise favoritism, and must treat all Members and all similar situations alike, serving the interests of all Members impartially and without bias.

(E) A Director may not knowingly act or vote to act in an illegal manner, and must advocate that the Board comply with applicable laws, codes, contracts, and agreements to which the Corporation is bound.

(F) A Director shall make a diligent effort to become trained and skilled in the business of the Corporation in such areas as business strategy, marketing, membership development, finance, and governance.

(G) A Director shall obtain a working knowledge and general understanding of governing documents such as the Bylaws, Rules and Regulations and Board policies that regulate the Corporation.

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(H) A Director is entitled to rely upon information and reports presented by Officers or other employees of the Corporation whom the Director reasonably believes are reliable and competent in the matters presented. The Director should express his or her opinion for the record if he or she does not believe the information is reliable and vote consistently with that opinion. The Director should consult the Board’s legal counsel if he or she believes the Board, any Director or the Corporation is acting unlawfully or unethically.

(I) A Director is entitled to rely upon legal opinions, financial statements, and other information relating to matters that the Director reasonably believes are within the person’s professional or expert competence.

Section 3. Acting within the Boundaries of Board Authority

(A) The authority of the Board is defined in the laws of the State of Arizona, and the Articles of Incorporation and Bylaws of the Corporation.

(B) The Board’s authority includes, without limitation, the power to employ and discharge the President and Chief Executive Officer; to work with the President and Chief Executive Officer to carry out the strategic plans of the Corporation; to meet the budget approved by the Board; to manage the operations of the Corporation that affect the financial affairs of the Members, including but not limited to membership development, property standards and evaluations, hearings and Member meetings and communications; to work with the Advisory Committees to develop strategic direction of the Corporation; and to set policies for the strategic direction of the Corporation.

(C) An individual Director’s authority is limited to those acts that are transacted during the course of a duly called meeting of the Board with a quorum present, or upon the unanimous written consent of the Board.

(D) Subject to the requirements of the Bylaws, the act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. A Director shall not act or purport to act for or on behalf of the Board except as set forth in the Bylaws.

(E) A Director shall not violate government laws that regulate the operations of the Corporation.

(F) A Director shall not violate the Corporation’s Articles of Incorporation.

(G) A Director shall not violate the Corporation’s Bylaws.

Section 4. Duty to Disclose Every Personal Conflict of Interest to the Corporation

(A) A Director is required to make prompt and full disclosure to the Board of any conflicting interest, either direct or indirect, he or she has or may have in a transaction to which the Corporation is or may be a party. The disclosure shall include all facts known to the Director that an ordinarily prudent person would reasonably believe to be material to a judgment about whether or not to proceed with the transaction.

(B) A conflicting interest includes, without limitation, any interest the Director has in the transaction if it is of such financial significance that it would reasonably be expected to exert an influence on the Director’s judgment if he or she were called on to vote on the transaction.

(C) A Director shall not vote on or participate in discussions or deliberations on matters when a conflict is deemed to exist other than to present factual information or to respond to questions presented.

(D) A Director who discloses a conflict or potential conflict shall request that the disclosure be recorded in the minutes of the meeting.

(E) A Director shall assure that the minutes properly record his or her abstention on any votes on matters for which a conflict may exist.

(F) A Director may vote on an issue that benefits the Director if the issue is one that is decided for the general good of the Corporation and the Members. An example is voting to replace signage. If the motion is to replace all signs for all Members, a Director may vote. If the motion is to replace signs only on the Director’s property, it would be improper for that Director to vote.

Section 5. Duty of Confidentiality

(A) A Director has a duty of confidentiality and shall not release, publish or divulge to any unauthorized third-party, or otherwise use for personal gain, any confidential information learned or received while serving as a Director.

(B) Confidential information includes but is not limited to: trade secrets (defined below); marketing plans; corporate strategy; financial records and information; contracts and other legal documents; business and contractual relationships; employee information; and information discussed or revealed during executive sessions of the Board.

(C) A “trade secret” includes any Best Western information that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(D) A Director has a duty to protect the confidentiality of information learned in any Board executive session, including documents reviewed and the substance of any discussions.

(E) A Director shall not release, publish or divulge to any unauthorized third-party, or otherwise use for personal gain, the information learned or received during a Board executive session.

(F) A Director shall not disclose confidential information to a Member unless: (i) the disclosure is made in accordance with the Bylaws; and (ii) the Board has been notified of the proposed disclosure and has determined that the disclosure would not pose an unreasonable risk of harm to the Corporation’s best interests.

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(G) Other than when performing official duties as a Director, a Director shall not access, disclose or share with a third-party the Corporation’s information about individual Members.

(H) A Director must use special care to protect a Member’s financial records containing personal information from being examined or read by an unauthorized third-party.

(I) A Director may not use information learned about a Member within the scope of his or her duties as a Director as a topic of conversation with other Members.

(J) A Director must not reveal confidential bidding information from contractors or provide unauthorized information to bidders about the review of the bids.

(K) A Director has a duty to protect the confidentiality of information learned in the applicant screening and decision making process.

(L) A document marked confidential is presumed confidential. If a Director questions whether information or a document are confidential, whether marked confidential or not, the Director should inquire by asking the individual who authored or provided the information or document whether the information or document are confidential prior to release to any third-party.

Section 6. Duty to Refrain from Impeding the Work of Staff

(A) A Director’s primary obligation is to participate in the governance and policymaking process of a Corporation.

(B) A Director should not be involved in the setting or enforcement of Board or corporate policies except during a meeting of the Board of Directors.

(C) An individual Director is not empowered to provide day-to-day work instructions to staff unless authorized to do so during a meeting of the Board.

(D) An individual Director does not have authority to waive compliance with any decision or policy of the entire Board of Directors.

(E) An individual Director does not have the authority to utilize staff or corporate resources other than for the purpose of performing duties as a Director.

Section 7. Compliance

Directors are expected to adhere to the Code. It is the responsibility of each Director to understand the Code, and to seek further explanation and advice concerning the interpretation and requirements of the Code, as well as any situation which appears to be in conflict with it.

A Director who has reasonable cause to believe that the Code has been violated shall promptly report the known facts to the Board and to the Corporation’s General Counsel. The matter shall be placed on the agenda of and considered at the next meeting of the Board. A Special Meeting of the Board may be called to consider the matter.

When determining whether the Code has been violated by a Director, and when determining appropriate actions to be taken in the event of a violation of the Code, the Board shall adhere to the due process requirements of the Code. However, for an alleged violation related to a Director submitting falsified information on an expense report filed with the Corporation, the provisions of and due process requirements of Bylaws Article IV, Section 11(B) shall apply rather than the following Article VIII, Section 8.

Section 8. Due Process

For purposes of determining whether a Director has violated the Code, and any appropriate actions to be taken if so determined, the following shall apply:

(A) If, during an open session of a meeting of the Board, the Board determines by a majority vote (excluding the Director alleged to have violated the Code (the “Respondent”)), that there is reasonable cause to believe that a Director/the Respondent has violated the Code, the Board shall engage an independent third-party to conduct an inquiry related to the alleged Code violation.

(B) If more than one Director is alleged to have violated the Code, the Board shall treat each such Director individually and separately under this section, and for each such Director shall have a separate and distinct vote on reasonable cause, independent investigation and, if applicable, meeting for considering the independent third party’s report and vote on recommended action. A Director alleged to have violated the Code shall not be excluded from any vote relating to another Director’s alleged violation of the Code, unless the Director has a conflicting interest or would otherwise be prohibited from voting under the Bylaws or applicable laws.

(C) If a Director is alleged to have engaged in multiple violations of the Code, those violations may be considered together in a single investigation and process under this section.

(D) The independent third-party shall conduct an impartial investigation regarding the alleged Code violation. The independent third-party shall consider all competent, relevant evidence. The Board and the Director alleged to have violated the Code shall cooperate fully in the investigation and provide any requested relevant documents and information to the independent third-party.

(E) All reasonable efforts shall be made by the independent third-party to complete the investigation within thirty (30) days of engagement.

(F) The independent third-party shall produce a written report that includes findings of fact and conclusions as to whether the Respondent violated the Code. The independent third-party shall use a preponderance of the evidence standard.

(G) The written report shall be provided to the General Counsel, who shall provide the report to the Board, including the Respondent, within three (3) business days of receipt.

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(H) The independent third-party’s findings of fact and conclusions as to whether the Respondent violated the Code are binding on the Board, the Respondent, and the Membership.

(I) If the independent third-party finds that the Code has not been violated, the matter shall be closed.

(J) If the independent third-party finds that the Code has been violated, the independent third-party shall include in the written report any recommended penalties. Recommended penalties may include, but are not limited to, censure and/or removal of the Respondent as a Director.

(K) If the independent third-party determines that the Respondent violated the Code, and the independent third-party recommends one or more penalties, within ten (10) days of receipt of the written report, the Board shall, without vote, forward the matter to the President and Chief Executive Officer for distribution to the Membership for vote with regard to each recommended penalty in accordance with Bylaws Article III, Section 5.

(L) The ballot shall include a copy of the independent third-party’s written report. The Respondent may submit a statement, not to exceed two pages in length, which will be included in the ballot material.

(M) If the ballot for any penalty results in an affirmative vote of a majority of the votes cast, provided at least thirty-three and one-third percent (33 1/3%) of all Voting Members vote in favor of the penalty, the ballot for that penalty shall have passed and each such penalty shall be effective upon the certification of the ballot by the Designated Accountant.

(N) If a ballot results in the removal of Respondent, the process of filling the vacancy detailed in Bylaws Article IV, Section 8 Vacancies, shall apply.

(O) A Director who resigns after the Board finds that there is reasonable cause to believe that the Code has been violated, or who is removed by the Membership for violating the Code, is disqualified from future service as a Director and shall not be appointed to a leadership position (e.g., Governor or Advisory Committee member).

Section 9. Effective Date

The effective date of the Code shall be the date of certification of the Member-approved ballot by the Designated Accountant (the “Effective Date” (March 10, 2010)). The Code shall be enforceable with regard to all Director conduct subsequent to the Effective Date.

Section 10. Affirmation

Directors will annually sign an affirmation that they have read, understand, agree to be bound by, and will comply with the Code as follows:

I hereby acknowledge that I have received, read, understand and agree to comply with the Corporation’s Code of Business Conduct and Ethics throughout my term as a Director on the Corporation’s Board of Directors (“Term”). Furthermore, I hereby confirm now, and with respect to my Term, that each of the following statements is and will be accurate, except as otherwise noted below. If any statement becomes inaccurate, I will promptly report it to the Corporation’s Board of Directors.

I will comply with all of the General Corporation laws of the State of Arizona, Bylaws, Rules and Regulations and other Regulatory Documents (as defined in the Corporation’s Bylaws) of the Corporation that apply to me as a Director or Member.

(B) I will not be an Officer, Director, trustee, partner, employee, owner or stockholder (excluding ownership of stock in a publicly held company) of any entity which either (a) directly or indirectly does business with the Corporation or (b) directly or indirectly competes with the Corporation, except with respect to any hotel Property (as defined in the Corporation’s Bylaws).

(C) If I become aware of any transaction(s) involving the Corporation (including but not limited to disposition of Corporation assets) which to my knowledge was/were not properly authorized or accurately and fairly reported in the Corporation’s books and records I will report them to the Audit Committee of the Corporation’s Board of Directors.

(D) I will not give or offer to give or authorize another to give or offer anything of value (including but not limited to commissions, rebates, kickbacks or bribes) to any foreign or domestic government official or representative or any domestic or foreign political party official or candidate for political office for the purpose of inducing such person to use his influence to assist the Corporation in obtaining or retaining business or to benefit the Corporation or any other person in any way.

(E) To my knowledge, no relative of mine has, or is attempting to have, any direct or indirect relationship (other than ownership of stock in a publicly held company) with any entity which has or will have commercial dealings with the Corporation.

(F) Neither I nor any of my immediate relatives will directly or indirectly solicit or accept any gifts, payments, services, entertainment, travel, pleasure outing or other favor or benefit in any single transaction or series of transactions exceeding $250.00 per year in value from any single person or entity doing business or seeking to do business with the Corporation, excluding normal business meals and activities in the ordinary course of business.

(G) I will not perform services for, nor accept compensation from, any competitor of the Corporation, except with respect to any hotel property (as defined in the Corporation’s Bylaws).

(H) I will not pursue as a personal business opportunity any business opportunities that rightfully belong to the Corporation.

(I) I will take all reasonable precautions to protect the Corporation’s confidential information, and will not release, publish or divulge to any unauthorized third-party, or otherwise use for personal gain, any confidential information learned or received during the performance of official duties as a director.

(J) If I have reasonable cause to believe that the Code has been violated, I shall promptly report the known facts to the Board of Directors and Corporation’s General Counsel.

(K) I am not now, and to the best of my knowledge will not become, involved in any situation that might create, or appear to create, any conflict of interest between me and the Corporation.

PG 22 | Bylaws

Article IX

Amendments

These Bylaws may be amended as provided in the Articles of Incorporation.

Bylaws | PG 23